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CONTACT:         TERRY ADAMS             OR               MICHAEL HAASE
                 972/519-4358                             972/519-6855


                       DSC TO REPORT LOWER THAN EXPECTED
                             FIRST QUARTER RESULTS


Dallas, TX., April 1, 1998...DSC Communications Corporation announced today that, based upon preliminary estimates, operating results for the 1998 first quarter are expected to be lower than analyst estimates. Total revenue for the quarter is anticipated to be between $340 and $360 million, with gross profit margin percentage in the upper-20 percent range. The resulting first quarter net loss is likely to approximate $0.15 to $0.25 per share.

DSC chairman and chief executive officer, James L. Donald, commented, "This quarter's financial performance has been extremely disappointing. Although we recognized early on that first quarter bookings and shipments would be back-end loaded, it was expected that weakness in certain areas of our business could be overcome by strength in others. This obviously did not occur.

"It is our belief that merger and restructuring activity among two of our larger long-distance customers led them to defer certain capital purchases, most likely until the second half of this year. We also experienced softness in deliveries of wireless switch platforms. In addition, the Asian economic crisis appears to be causing reduced capital spending by a key switch customer based in Japan. In each of these instances, the result has been a delay in purchases of our software-intensive, high- margin switch products.

"We also experienced an unusual perturbation within our access business in what is seasonably the weakest quarter for regional holding company capital spending. While shipments of mechanical assemblies or base infrastructure associated with the company's Litespan(R)-2000 system increased more than 30 percent, the relative level of line card expansions shipped decreased significantly. Revenues were therefore impacted and the overall gross profit margin was reduced.

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"While in each of these instances there were customer-specific issues driving the reduced level of purchasing, we believe that the spending pattern has shifted, not been canceled. In fact, we remain strong in our expectation that the company's addressed markets will continue to grow in excess of 20 percent per year over the long-term.

"To ensure that DSC fully shares in the long-term opportunity which is present in the telecommunications equipment marketplace, I have taken a number of actions that are designed to return us to our traditional growth track. Among these actions is the centralization of operations activities under Wylie D. Basham, senior vice president, product group operations, and of all finance and administration activities under Gerald F. Montry, senior vice president and chief financial officer. In concert with Basham, Montry and other members of our senior management team, we are evaluating long-term prospects for each of our core technology areas. In so doing, we are focusing on those areas of expertise in which we excel and which have the best potential for market acceptance and growth. In other words, we may address fewer opportunities, but the ones we choose will be done better.

"As part of this process, it is crucial that we optimize each dollar that is spent on research and development. Development schedules and accountability must be adhered to and milestones continuously met."


DSC Communications (NASDAQ:DIGI) is a global provider of advanced telecommunications products, including digital switching, transmission, access and network management systems. DSC's integrated network solutions support voice, data and broadband services, such as intelligent networking, wireless and switched digital video applications. DSC had 1997 annual revenues of approximately $1.6 billion and is active in more than 60 countries worldwide. For more information about DSC and its products, please visit the company's web site at http://www.dsccc.com.


Litespan is a registered trademark of DSC Communications Corporation.


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"Safe Harbor" statement under the Private Securities Litigation
Reform Act of 1995:

Except for the historical information contained herein, the matters discussed herein, including the matters relating to future performance, are forward looking statements that are dependent upon a number of risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. These risks and uncertainties include, but are not limited to, economic conditions, product demand and industry capacity, competitive products and pricing, manufacturing efficiencies, research and new product development, protection of intellectual property, patents, and technology, ability to attract and retain highly qualified personnel, quarterly fluctuations from factors such as a shift in products delivered including the amount of software content and the impact of sales price changes, availability of components and critical manufacturing equipment, facility construction and startups, the regulatory and trade environment, and other risks indicated from time to time in the company's filings with the Securities and Exchange Commission.

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